EXHIBIT 9

                            Form of Voting Agreement

                          VOTING AND LOCKUP AGREEMENT


         THIS VOTING AND LOCKUP AGREEMENT (the "Agreement") is entered into as of this ______ day of _________, 199_ by and among Silver Diner Development, Inc., a Virginia corporation ("SDDI"), Robert T. Giaimo ("Giaimo"), and the undersigned SDDI optionee (the "Optionee"). Capitalized terms not defined herein shall have the meaning assigned to them in that certain Agreement and Plan of Reorganization among Food Trends Acquisition Corporation ("FTAC"), FTAC Transition Corporation and SDDI, dated August 29, 1995 (the "Merger Agreement").

         WHEREAS, SDDI and the Optionee are parties to that certain _____________ Stock Option Agreement dated _____________________ (the "Option
Agreement") issued under the ____________________, which Option Agreement provides that any SDDI Common Stock acquired upon exercise of such option (the "Option") will be subject to the terms of that certain Consultant Stockholders' Agreement, dated November 21, 1990 (the "Prior Agreement").

         WHEREAS, at the Effective Time, (i) pursuant to the Merger Agreement, all outstanding SDDI Common Stock will be converted ipso facto into FTAC Common Stock and (ii) pursuant to the Option Agreement, the common stock issuable upon exercise of the Option will be FTAC Common Stock, not SDDI Common Stock (such resulting FTAC Common Stock under clauses (i) and (ii) shall hereinafter be referred to as "Converted Stock");

         WHEREAS, SDDI and the Optionee desire to amend the Option Agreement to provide that any Converted Stock acquired by the Optionee on or after the Effective Time as a result of the exercise of the Option shall be subject to the terms of this Agreement, not the Prior Agreement.

         NOW THEREFORE, in consideration of the premises set forth above and the promises and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, agree as follows:

         1. This Agreement shall become effective at the Effective Time.

         2. The Optionee agrees that, for the period beginning on the date, if any, Optionee acquires Converted Stock as a result of the exercise of the Option (provided such date is no later than 269 days after the Effective Time) and ending 270 days after the Effective Time, such


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Optionee shall not,  directly or indirectly,  sell,  assign,  transfer,  convey, give, bequeath, hypothecate, grant a security interest in, otherwise encumber, make a short sale of, loan, grant any option for the purchase of, or otherwise dispose of, voluntarily or involuntarily (herein collectively referred to as a "Transfer"), any Converted Stock held by such Optionee and any such Transfer or attempted Transfer shall be void. The Optionee further agrees that in the event that FTAC or any successor entity declares a dividend or makes a distribution on Converted Stock payable in securities or subdivides or reclassifies the Converted Stock or reorganizes, consolidates, or merges with or into any other legal entity, then any securities issued to the Optionee as a result of any such event shall be subject to this Section 2 and shall be deemed to be such Optionee's Converted Stock for all purposes of such section; provided, however, that all provisions of this Section 2 shall terminate immediately in the event of such Optionee's death.

         3. Optionee hereby appoints Giaimo as his proxy to exercise, in person or by his nominees or proxies, all voting rights and powers granted to shareholders under the Delaware General Corporation Law (the "DGCL") in respect of any Converted Stock acquired by the Optionee as a result of the exercise of the Option and to undertake, take part in, or consent to, any corporate or shareholder action of any kind whatsoever that DGCL permits, including, without limitation, voting Optionee's Converted Stock in favor of Giaimo's nominees to the board of directors of FTAC (the "Board") and for or against any and all other matters that may properly come before the FTAC stockholders for a vote. This appointment of Giaimo as Optionee's proxy is irrevocable and coupled with an interest and shall survive from the date, if any, Optionee acquires Converted Stock until the earlier of: (a) five (5) years after the Effective Time; or (b) Optionee's death or incapacity resulting in the termination of his employment by SDDI or its successor; or (c) an underwritten public offering by FTAC from which it realizes $15 million or more. In the event that FTAC or any successor entity declares a dividend or makes a distribution on Converted Stock payable in shares of common stock or subdivides or reclassifies the Converted Stock or reorganizes or consolidates or merges with or into any other legal entity, then any securities issued to Optionee as a result of any such event shall be subject to this Section 3 and shall be deemed to be Optionee's Converted Stock for all purposes of such section. Optionee agrees that Giaimo shall not be liable to the Optionee for the consequences of any vote cast, or consent given, by him, or any other action taken or omitted to be taken by him in his capacity as a shareholder of an issuer of securities to which this Section 3 applies. The provisions of this Section 3 shall be binding on any transferee(s) of Optionee's Converted Stock.

         4. Each certificate representing securities to which Sections 2 and/or 3 of this Agreement apply shall conspicuously bear a legend in substantially the following form:

         "The transfer of the securities represented by this certificate is restricted under and subject to the terms of an agreement to which the Corporation is a party, as such agreement may be amended, supplemented, or otherwise modified from time to time (the "Agreement"). A copy of the Agreement is on file at the Company's office. The owner of this certificate has appointed Robert T. Giaimo as his proxy to vote the shares represented by this certificate. This appointment is binding on transferees. The holder of this certificate, by his acceptance hereof, agrees to be bound by all of the provisions of the Agreement.


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         5. The  provisions  of this Agreement are intended to comply  with  the requirements of ss.ss. 218 (c) and (e) of the DGCL and shall be so interpreted.

         6. This Agreement shall not, solely by reason of its execution and delivery, constitute the formation of a group for holding, owning, and trading in securities, or for any other purpose.

         7. The parties hereto hereby agree that as of the Effective Time any Converted Stock acquired by the Optionee as a result of the exercise of the Option shall be subject to this Agreement, not the Prior Agreement.

         8. The Optionee hereby represents, warrants, and agrees that: (a) the Optionee has duly executed and delivered this Agreement, and all authorizations and consents necessary for the execution and delivery thereof by the Optionee have been given; (b) the Optionee now has and at the Effective Time will have full right, power, and authority to enter into this Agreement; and (c) the execution and delivery of this Agreement and the performance of the Optionee's obligations hereunder will not conflict with or result in a breach of any of the terms, provisions, or conditions of any agreement or instrument to which the Optionee is a party or by which the Optionee may be bound.

         9. All notices, consents, approvals, and other communications given or made pursuant hereto shall be in writing and shall be: (a) delivered personally against receipt thereof; (b) by overnight courier; (c) transmitted by telecopier; or (d) by registered or certified mail (postage prepaid, return receipt requested), in each case to SDDI or Giaimo at: 11806 Rockville Pike Rockville, Maryland 20852 Attention: Robert T. Giaimo or at any other address Giaimo or SDDI may hereafter designate by written notice to the other parties hereto, and if to the Optionee, to the Optionee's last known address as reflected in FTAC's records or to such other address and for such attention as such persons may from time to time designate to the corporation in writing. All such notices, consents, approvals, and other communications shall be deemed to have been given on: (x) the date of receipt if delivered personally or by overnight courier; (y) the date of transmission with confirmation answer back if transmitted by telecopier; or (z) the second day following posting if transmitted by mail.

         10. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, it being understood that all parties hereto need not sign the same counterpart.

         11. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity, illegality, or enforceability shall not in any way whatsoever affect the validity of the other provisions of this Agreement and such other provisions shall remain in full force and effect.

         12. This Agreement is made under, and shall be governed pursuant to, the laws of the State of Delaware, except for its law of conflicts.


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         IN WITNESS WHEREOF,  the Optionee,  Giaimo, and SDDI have duly executed this Agreement as of the day and year first above written.



                                           ----------------------------
                                           Robert T. Giaimo



                                           Silver Diner Development, Inc.:


                                           By: ________________________
                                           Name: Robert T. Giaimo
                                           its President



                                           Optionee:



                                           ---------------------------
                                           Name: __________________